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                                                                    Exhibit 15.1





November 13, 1996


To Camco International Inc.:


We are aware that Camco International Inc. has incorporated by reference in its Registration Statement No. 33-78666, No. 33-78668 and No. 333-09299 its Form 10-Q for the quarter ended September 30,1996, which includes our report dated April 16, 1996, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the Registration Statements prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.



ARTHUR ANDERSEN, LLP

Houston, Texas





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